UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2022

Apollo Global Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41197	86-3155788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02       Unregistered Sales of Equity Securities.

On February 15, 2022, in connection with a strategic arrangement, Apollo Global Management, Inc. (the “Company”) issued five warrants to an institutional investor in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended. Each warrant is exercisable for 2.6 million shares of the Company’s common stock at an exercise price of $82.80 per share. The number of shares of Company common stock underlying each warrant and the exercise price are subject to customary anti-dilution provisions, including for (i) stock splits, subdivisions, reclassifications or combinations of the Company’s common stock, (ii) the payment of dividends or distributions on shares of the Company’s common stock in property, shares of Company common stock, or cash above a certain level in any fiscal year, and (iii) certain corporate events that result in the Company’s common stock being converted or exchanged into other securities or property. Each warrant, to the extent exercised, will be settled on a “cashless net exercise basis.” The first warrant is exercisable beginning on the issuance date. Subject to certain exceptions, the second, third, fourth and fifth warrants will become exercisable on the first, second, third and fourth anniversaries, respectively, of the issuance date. The warrants will expire on the fifth anniversary of the issuance date, with any vested but unexercised warrants being automatically exercised at such time if the trading price of the Company’s common stock is above the exercise price.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, INC.

Date: February 22, 2022	By:	/s/ Martin Kelly
Name: Martin Kelly
Title: Chief Financial Officer

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